PRESS RELEASE
                                EFC BANCORP, INC.
                      ANNOUNCES COMPLETION OF REPURCHASE OF
                         5% OF OUTSTANDING COMMON STOCK


CONTACT:        BARRETT J. O'CONNOR
                PRESIDENT AND CHIEF EXECUTIVE OFFICER
                EFC BANCORP, INC.
                (847) 741-3900

         Elgin, Illinois, January 16, 2004, EFC Bancorp, Inc., (AMEX: EFC) the holding company for EFS Bank, Elgin, Illinois, announced that it has completed its plan to repurchase 5% of the Company's outstanding common stock, which was announced on September 27, 2001. The total shares repurchased were 231,808 at an average price per share of $17.93. Currently EFC Bancorp, Inc. has 4,582,763 shares of common stock issued and outstanding.

         The repurchase was the sixth repurchase program initiated by the Company in the nearly six year period since the Bank converted from mutual to stock form and was acquired by the Company.

         EFC Bancorp, Inc. is a thrift holding company headquartered in Elgin, Illinois, with approximately $881.6 million in total assets. EFS Bank, the principal subsidiary of EFC Bancorp, Inc., operates through its executive branch office in Elgin and through seven other full service branches located in Elgin, West Dundee, East Dundee, Carpentersville and Huntley, Illinois. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

         For further information about the Company and the Bank visit them on the world wide web at www.efcbancorp.com and www.efsbank.com, respectively.
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         Statements  contained in this news  release,  which are not  historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.